UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)

SOC Telemed, Inc.
(Name of Issuer)

Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)

78472F101
(CUSIP Number)

Harsha G. Marti

General Counsel and Managing Director

Warburg Pincus LLC

450 Lexington Avenue

New York, New York 10017

With a copy to:

William Hughes, Esq.

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, California 94105

(415) 773-5700

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 1, 2021
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-l(e), 240.13d-l(f) or 240.13d-1(g), check the following box. ☐

CUSIP No. 78472F101

1	NAMES OF REPORTING PERSONS SOC Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS
OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
33,874,965
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
33,874,965

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,874,965
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
34.4%(1)
14	TYPE OF REPORTING PERSON
OO

(1)	Based on a total of 98,538,904 shares of Class A Common Stock outstanding, consisting of 90,538,904 shares outstanding as of May 12, 2021, as disclosed in the Issuer’s prospectus dated May 26, 2021, filed with the Commission on May 27, 2021, as adjusted to give effect to the issuance of 8,000,000 shares at the closing on June 1, 2021, of the public offering to which such prospectus relates, as disclosed in the Issuer’s Current Report on Form 8-K filed with the Commission on June 1, 2021.

CUSIP No. 78472F101

1	NAMES OF REPORTING PERSONS WPXI Finance, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS
OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
33,874,965
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
33,874,965

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,874,965
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
34.4%(1)
14	TYPE OF REPORTING PERSON
PN

(1)	Based on a total of 98,538,904 shares of Class A Common Stock outstanding, consisting of 90,538,904 shares outstanding as of May 12, 2021, as disclosed in the Issuer’s prospectus dated May 26, 2021, filed with the Commission on May 27, 2021, as adjusted to give effect to the issuance of 8,000,000 shares at the closing on June 1, 2021, of the public offering to which such prospectus relates, as disclosed in the Issuer’s Current Report on Form 8-K filed with the Commission on June 1, 2021.

CUSIP No. 78472F101

1	NAMES OF REPORTING PERSONS WPXI GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS
OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
33,874,965
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
33,874,965

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,874,965
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
34.4%(1)
14	TYPE OF REPORTING PERSON
PN

(1)	Based on a total of 98,538,904 shares of Class A Common Stock outstanding, consisting of 90,538,904 shares outstanding as of May 12, 2021, as disclosed in the Issuer’s prospectus dated May 26, 2021, filed with the Commission on May 27, 2021, as adjusted to give effect to the issuance of 8,000,000 shares at the closing on June 1, 2021, of the public offering to which such prospectus relates, as disclosed in the Issuer’s Current Report on Form 8-K filed with the Commission on June 1, 2021.

CUSIP No. 78472F101

1	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity XI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS
OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
33,874,965
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
33,874,965

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,874,965
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
34.4%(1)
14	TYPE OF REPORTING PERSON
PN

(1)	Based on a total of 98,538,904 shares of Class A Common Stock outstanding, consisting of 90,538,904 shares outstanding as of May 12, 2021, as disclosed in the Issuer’s prospectus dated May 26, 2021, filed with the Commission on May 27, 2021, as adjusted to give effect to the issuance of 8,000,000 shares at the closing on June 1, 2021, of the public offering to which such prospectus relates, as disclosed in the Issuer’s Current Report on Form 8-K filed with the Commission on June 1, 2021.

CUSIP No. 78472F101

1	NAMES OF REPORTING PERSONS Warburg Pincus XI Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS
OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
33,874,965
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
33,874,965

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,874,965
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
34.4%(1)
14	TYPE OF REPORTING PERSON
PN

(1)	Based on a total of 98,538,904 shares of Class A Common Stock outstanding, consisting of 90,538,904 shares outstanding as of May 12, 2021, as disclosed in the Issuer’s prospectus dated May 26, 2021, filed with the Commission on May 27, 2021, as adjusted to give effect to the issuance of 8,000,000 shares at the closing on June 1, 2021, of the public offering to which such prospectus relates, as disclosed in the Issuer’s Current Report on Form 8-K filed with the Commission on June 1, 2021.

CUSIP No. 78472F101

1	NAMES OF REPORTING PERSONS Warburg Pincus XI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS
OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
33,874,965
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
33,874,965

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,874,965
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
34.4%(1)
14	TYPE OF REPORTING PERSON
PN

(1)	Based on a total of 98,538,904 shares of Class A Common Stock outstanding, consisting of 90,538,904 shares outstanding as of May 12, 2021, as disclosed in the Issuer’s prospectus dated May 26, 2021, filed with the Commission on May 27, 2021, as adjusted to give effect to the issuance of 8,000,000 shares at the closing on June 1, 2021, of the public offering to which such prospectus relates, as disclosed in the Issuer’s Current Report on Form 8-K filed with the Commission on June 1, 2021.

CUSIP No. 78472F101

1	NAMES OF REPORTING PERSONS WP Global LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS
OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
33,874,965
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
33,874,965

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,874,965
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
34.4%(1)
14	TYPE OF REPORTING PERSON
OO

(1)	Based on a total of 98,538,904 shares of Class A Common Stock outstanding, consisting of 90,538,904 shares outstanding as of May 12, 2021, as disclosed in the Issuer’s prospectus dated May 26, 2021, filed with the Commission on May 27, 2021, as adjusted to give effect to the issuance of 8,000,000 shares at the closing on June 1, 2021, of the public offering to which such prospectus relates, as disclosed in the Issuer’s Current Report on Form 8-K filed with the Commission on June 1, 2021.

CUSIP No. 78472F101

1	NAMES OF REPORTING PERSONS Warburg Pincus Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS
OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
33,874,965
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
33,874,965

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,874,965
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
34.4%(1)
14	TYPE OF REPORTING PERSON
PN

(1)	Based on a total of 98,538,904 shares of Class A Common Stock outstanding, consisting of 90,538,904 shares outstanding as of May 12, 2021, as disclosed in the Issuer’s prospectus dated May 26, 2021, filed with the Commission on May 27, 2021, as adjusted to give effect to the issuance of 8,000,000 shares at the closing on June 1, 2021, of the public offering to which such prospectus relates, as disclosed in the Issuer’s Current Report on Form 8-K filed with the Commission on June 1, 2021.

CUSIP No. 78472F101

1	NAMES OF REPORTING PERSONS Warburg Pincus Partners GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS
OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
33,874,965
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
33,874,965

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,874,965
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
34.4%(1)
14	TYPE OF REPORTING PERSON
OO

(1)	Based on a total of 98,538,904 shares of Class A Common Stock outstanding, consisting of 90,538,904 shares outstanding as of May 12, 2021, as disclosed in the Issuer’s prospectus dated May 26, 2021, filed with the Commission on May 27, 2021, as adjusted to give effect to the issuance of 8,000,000 shares at the closing on June 1, 2021, of the public offering to which such prospectus relates, as disclosed in the Issuer’s Current Report on Form 8-K filed with the Commission on June 1, 2021.

CUSIP No. 78472F101

1	NAMES OF REPORTING PERSONS Warburg Pincus & Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS
OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
33,874,965
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
33,874,965

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,874,965
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
34.4%(1)
14	TYPE OF REPORTING PERSON
PN

(1)	Based on a total of 98,538,904 shares of Class A Common Stock outstanding, consisting of 90,538,904 shares outstanding as of May 12, 2021, as disclosed in the Issuer’s prospectus dated May 26, 2021, filed with the Commission on May 27, 2021, as adjusted to give effect to the issuance of 8,000,000 shares at the closing on June 1, 2021, of the public offering to which such prospectus relates, as disclosed in the Issuer’s Current Report on Form 8-K filed with the Commission on June 1, 2021.

CUSIP No. 78472F101

1	NAMES OF REPORTING PERSONS Warburg Pincus LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS
OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
33,874,965
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
33,874,965

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,874,965
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
34.4%(1)
14	TYPE OF REPORTING PERSON
OO

(1)	Based on a total of 98,538,904 shares of Class A Common Stock outstanding, consisting of 90,538,904 shares outstanding as of May 12, 2021, as disclosed in the Issuer’s prospectus dated May 26, 2021, filed with the Commission on May 27, 2021, as adjusted to give effect to the issuance of 8,000,000 shares at the closing on June 1, 2021, of the public offering to which such prospectus relates, as disclosed in the Issuer’s Current Report on Form 8-K filed with the Commission on June 1, 2021.

Explanatory Note

This Amendment No. 2 (this “Amendment”) amends and supplements the Schedule 13D originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 10, 2020 (as amended and supplemented through the date of this Amendment, the “Schedule 13D”), and is being filed jointly on behalf of: (i) SOC Holdings LLC, a Delaware limited liability company (“SOC Holdings”), (ii) WPXI Finance, LP, a Delaware limited partnership (“WPXIF”), (iii) WPXI GP, L.P., a Delaware limited partnership (“WPXIF GP”), (iv) Warburg Pincus Private Equity XI, L.P., a Delaware limited partnership (“WPXI”), (v) Warburg Pincus XI Partners, L.P., a Delaware limited partnership (“WPXI Partners”), (vi) Warburg Pincus XI, L.P., a Delaware limited partnership (“WP XI GP”), (vii) WP Global LLC, a Delaware limited liability company (“WP Global”), (viii) Warburg Pincus Partners II, L.P., a Delaware limited partnership (“WPP II”), (ix) Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP LLC”), (x) Warburg Pincus & Co. (“WP”), a New York general partnership and (xi) Warburg Pincus LLC, a New York limited liability company (“WP LLC”). This Amendment relates to the Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of SOC Telemed, Inc., a Delaware corporation (the “Issuer”). Unless otherwise indicated herein, each capitalized term used but not otherwise defined in this Amendment shall have the meaning ascribed to such term in the Schedule 13D. Except as specifically amended by this Amendment, the Schedule 13D is unchanged.

Item 5. Interest in Securities of the Issuer.

The first sentence of Item 5(a) and (b) of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

(a) and (b) Calculations of the percentage of the shares of Class A Common Stock beneficially owned are based on a total of 98,538,904 shares of Class A Common Stock outstanding, consisting of 90,538,904 shares outstanding as of May 12, 2021, as disclosed in the Issuer’s prospectus dated May 26, 2021, filed with the Commission on May 27, 2021, as adjusted to give effect to the issuance of 8,000,000 shares at the closing on June 1, 2021, of the Issuer’s underwritten public offering (the “Offering”) to which such prospectus relates, as disclosed in the Issuer’s Current Report on Form 8-K filed with the Commission on June 1, 2021.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby amended by inserting the following at the end thereof:

Lock-Up Agreement

In connection with the Offering, SOC Holdings entered into a lock-up agreement (the “Lock-Up Agreement”) in favor of Credit Suisse Securities (USA) LLC, as representative of the several underwriters, pursuant to which SOC Holdings agreed not to sell or otherwise transfer any Class A Common Stock or securities convertible into, exchangeable for or exercisable for Class A Common Stock, subject to certain exceptions, for a period of 90 days after May 26, 2021, the date of the prospectus for the Offering, without the prior written consent of Credit Suisse Securities (USA) LLC.

The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Lock-Up Agreement, a copy of which is attached hereto as Exhibit 6 and is incorporated herein by reference.

Item 7. Material to be Filed as Exhibits.

Exhibit 6	Form of Lock-Up Agreement.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 3, 2021	SOC HOLDINGS LLC

	By:	Warburg Pincus Private Equity XI, L.P., its managing member
	By:	Warburg Pincus XI, L.P., its general partner
	By:	WP Global LLC, its general partner
	By:	Warburg Pincus Partners II, L.P., its managing member
	By:	Warburg Pincus Partners GP LLC, its general partner
	By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Partner

WPXI FINANCE, LP

By:	WPXI GP, L.P., its managing general partner
By:	Warburg Pincus Private Equity XI, L.P., its general partner
By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Partner

WPXI GP, L.P.

By:	Warburg Pincus Private Equity XI, L.P., its general partner
By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Partner

WARBURG PINCUS PRIVATE EQUITY XI, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Partner

WARBURG PINCUS XI PARTNERS, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Partner

WARBURG PINCUS XI, L.P.

By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Partner

WP GLOBAL LLC

By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Partner

WARBURG PINCUS PARTNERS II, L.P.

By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Partner

WARBURG PINCUS PARTNERS GP LLC

By:	Warburg Pincus & Co., its managing member

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Partner

WARBURG PINCUS & CO.

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Partner

WARBURG PINCUS LLC

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Managing Director